March 8, 1999


Alpha Select Funds
One Freedom Valley Drive
Oaks, Pennsylvania  19456

TIP Funds
One Freedom Valley Drive
Oaks, Pennsylvania  19456

Re:      AGREEMENT AND PLAN OF REORGANIZATION BY AND BETWEEN
         ALPHA SELECT FUNDS, ON BEHALF OF ITS TURNER SHORT
         DURATION GOVERNMENT FUNDS - ONE YEAR PORTFOLIO,
         AND TIP FUNDS ON BEHALF OF ITS TURNER CORE HIGH QUALITY
         FIXED INCOME FUND

Ladies and Gentlemen:

We have acted as counsel to Alpha Select Funds, a Delaware business trust, and TIP Funds, a Massachusetts business trust, in connection with the execution and delivery of the draft Agreement and Plan of Reorganization (the "Agreement"), dated as of February 26, 1999, by TIP Funds, on behalf of its Core High Quality Fixed Income Fund, relating to the transfer of all the assets and liabilities of the Alpha Select Turner Short Duration Government Funds - One Year Portfolio (the "Acquired Fund"), in exchange for shares of the Turner Core High Quality Fixed Income Fund (the "Acquiring Fund") followed by the distribution of such Shares (the "Acquiring Fund's Shares") to the holders of shares of the Acquired Fund ("Acquired Fund's Shares") in exchange for such Acquired Fund's Shares in complete liquidation of such Acquired Fund (the "Reorganization"), pursuant to the Agreement. This opinion letter is delivered to you pursuant to Section 8(e) of the Agreement. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Agreement.

In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of
(i) the Agreement, and (ii) such other documents as we have deemed necessary or appropriate in order to enable us to render the opinion below. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies. Our


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March 8, 1999
Page 2

opinion is based in part on the facts set forth below. We have not undertaken an independent investigation or verification of these facts or of the information set forth either in the aforementioned documents or in other documents that we have reviewed.

         1. The Reorganization will be consummated in compliance with the material terms of the Agreement, and none of the material terms and conditions therein have been waived or modified and neither party has any plan or intention to waive or modify any such material condition.

         2. The fair market value of the Acquiring Fund's Shares to be received by each shareholder of the Acquired Fund in the Reorganization will be approximately equal to the fair market value of the shares in the Acquired Fund surrendered in exchange therefor.

         3. No consideration other than the Acquiring Fund's Shares and the assumption by the Acquiring Fund of the stated liabilities of the Acquired Fund will be issued in exchange for the assets of the Acquired Fund in the Reorganization.

         4. The Acquiring Fund has no plan or intention to sell additional shares of beneficial interest in the Acquiring Fund or to redeem or otherwise reacquire any of the Acquiring Fund's Shares issued in the Reorganization other than in the ordinary course of its business as a regulated investment company.

         5. The Acquiring Fund has no plan or intention to sell or otherwise dispose of any of the Acquired Fund's assets to be acquired by it in the Reorganization except for dispositions made in the ordinary course of its business as a regulated investment company.

         6. Following the Reorganization, the Acquiring Fund will continue the historic business of the Acquired Fund or use a significant portion of the Acquired Fund's assets in its business.

         7. Immediately following consummation of the Reorganization, the Acquiring Fund will possess the same liabilities as those possessed by the Acquired Fund immediately prior to the Reorganization. The fair market value of the assets of the Acquired Fund acquired by the Acquiring Fund will exceed the liabilities of the Acquired Fund assumed by the Acquiring Fund plus the amount of liabilities, if any, to which the acquired assets are subject.

         8. There is no intercorporate indebtedness existing between the Acquiring Fund and the Acquired Fund that was issued, acquired, or will be settled at a discount.


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March 8, 1999
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         9.    Immediately prior to the Reorganization, the Acquired Fund and the Acquiring Fund will meet the requirements of Subchapter M of the Internal Revenue Code of 1986 for qualification and treatment as regulated investment companies.

         10. The Acquiring Fund does not own nor will it acquire prior to the consummation of the Reorganization any shares of common stock in the Acquired Fund.

Our opinion summarizes certain Federal income tax consequences of the Reorganization to holders of shares in the Acquired Fund (individually, a "Shareholder" and, collectively, the "Shareholders"). Our opinion does not address all aspects of Federal income taxation that may be relevant to particular Shareholders and may not be applicable to Shareholders who are not citizens or residents of the United States. Further, our opinion does not address the effect of any applicable foreign, state, local or other tax laws.

In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986 (the "Code"), Treasury Regulations, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service and such other authorities as we have considered relevant.

Based upon and subject to the foregoing, we are of the opinion that the Reorganization will, under current law, constitute a tax-free reorganization under Section 368(a) of the Code, and that the Acquired Fund and Acquiring Fund will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

The Reorganization, as a tax-free reorganization, will have the following Federal income tax consequences for the Shareholders, the Acquired Fund and the Acquiring Fund:

         1. No gain or loss will be recognized to the Acquired Fund upon the transfer of its assets in exchange solely for the Acquiring Fund Shares and the assumption by the Acquiring Fund of the Acquired Fund's stated liabilities;

         2. No gain or loss will be recognized to the Acquiring Fund on its receipt of the Acquired Fund's assets in exchange for the Acquiring Fund's Shares and the assumption by the Acquiring Fund of the Acquired Fund's liabilities;

         3. The basis of an Acquired Fund's assets in the Acquiring Fund's hands will be the same as the basis of those assets in the Acquired Fund's hands immediately before the Reorganization;


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March 8, 1999
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         4.    The Acquiring Fund's holding period for the assets transferred to the Acquiring Fund by the Acquired Fund will include the holding period of those assets in the Acquired Fund's hands immediately before the Reorganization;

         5. No gain or loss will be recognized by the Acquired Fund on the distribution of the Acquiring Fund's Shares to the Acquired Fund's shareholders in exchange for its Acquired Fund's Shares;

         6. No gain or loss will be recognized by the Acquired Fund's shareholders as a result of the Acquired Fund's distribution of Acquiring Fund's Shares to the Acquired Fund's shareholders in exchange for the Acquired Fund's shareholders' Acquired Fund's Shares;

         7. The basis of the Acquiring Fund's Shares received by the Acquired Fund's shareholders will be the same as the adjusted basis of the Acquired Fund's shareholders' Acquired Fund's Shares surrendered in exchange therefor; and

         8. The holding period of the Acquiring Fund's Shares received by the Acquired Fund's shareholders will include the Acquired Fund's share holders' holding period for the Acquired Fund's shareholders' Acquired Fund's Shares surrendered in exchange therefor, provided that said Acquired Fund's Shares were held as capital assets on the date of the Reorganization.

Except as set forth above, we express no opinion as to the tax consequences to any party, whether Federal, state, local or foreign, of the Reorganization or the Agreement or of any transactions related to the Reorganization or the Agreement or contemplated by the Reorganization or the Agreement. This opinion is being furnished to you on behalf of the both the Acquired and Acquiring Funds in connection with the Reorganization and the Agreement and solely for your benefit in connection therewith and may not be used or relied upon for any other purpose and may not be circulated, quoted or otherwise referred to for any other purpose without our express written consent.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP